                                       Exhibit 10.1

KAMAN CORPORATION

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, is made effective July 1, 2013 (the “Effective Date”), by and between Kaman Corporation, a Connecticut corporation (the “Company”), and Robert D. Starr (the “Executive”).

WHEREAS, Executive will become Senior Vice President and Chief Financial Officer of the Company, effective as of July 1, 2013; and

WHEREAS, the Company and the Executive desire to memorialize the terms and conditions of Executive’s employment in the role of Senior Vice President and Chief Financial Officer;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.   Defined Terms.  Definitions of capitalized terms used in this Agreement are provided in the last Section of this Agreement.

2.   Term.  This Agreement shall terminate on the fifth anniversary of the Effective Date.  The term of this Agreement shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the fourth anniversary of the Effective Date or the then current succeeding one-year extended term of this Agreement, the Company or Executive has notified the other that the term hereunder shall expire at the end of the then-current term.  Notwithstanding any such notice, the term of this Agreement shall not expire before the second anniversary of a Change in Control that occurs within the term of this Agreement.  The initial term of this Agreement, as it may be extended under this Section 2, is herein referred to as the “Term.”

3.   Company’s Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s continued employment, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described in this Agreement.  Except as provided in Section 5.1 of this Agreement, no Severance Payments (as defined in Section 5) shall be payable under this Agreement unless there shall have been a termination of the Executive’s employment with the Company following a Change in Control.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.   Compensation Other Than Severance Payments.

4.1           If the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if Section 18(n)(ii) is applicable as an event or circumstance constituting Good Reason, the rate in effect immediately prior to such event or circumstance, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason).  In addition, if the Executive’s employment is terminated for any reason following a Change in Control other than (a) by the Company for Cause and (b) by the Executive without Good Reason, then the Company shall pay a pro-rata portion of the Executive’s annual bonus for the performance year in which such termination occurs to the Executive on the later of (x) the date that annual bonuses are generally paid to other senior executives and (y) the date that is the first business day after the date that is six months after the Date of Termination.  This pro-rata bonus shall be determined by multiplying the amount the Executive would have received based upon actual financial performance through such termination, as reasonably determined by the Company, by a fraction, the numerator of which is the number of days during such performance year that the Executive is employed by the Company and the denominator of which is 365.

4.2           If the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due.  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

5.   Severance Payments.

5.1           If the Executive’s employment is terminated during the twenty-four (24) month period immediately following a Change in Control, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits described in this Section 5 (collectively, the “Severance Payments”) in addition to any payments and benefits to which the Executive is entitled under Section 4 of this Agreement.  The Executive shall also be entitled to Severance Payments under this Agreement if the Executive’s employment is terminated without Cause by the Company or by the Executive for Good Reason at any time beginning on the first day of the 90 day period immediately prior to the execution of a definitive purchase and sale agreement that results in such Change in Control and the closing of such Change in Control.

(a)
In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of (i) two (2) times the Executive’s base salary as in effect immediately prior to the Date of Termination or, if Section 18(n)(ii) is applicable as an event or circumstance constituting Good Reason, the rate in effect immediately prior to such event or circumstance, and (ii) two (2) times the last annual bonus paid or awarded (to the extent not yet paid) to the Executive in the previous three years (if any) immediately preceding the Date of Termination, pursuant to any annual bonus or incentive plan maintained by the Company.

(b)
For the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents medical, dental, and accidental death and dismemberment benefits on a monthly basis that is substantially similar to such benefits as provided to the Executive and her dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence.  The parties intend that the first 18 months of continued medical and dental coverage shall not constitute a “deferral of compensation” under Treas. Reg. Sect. 1.409A-1(b), and that continued accidental death and dismemberment benefits hereunder shall qualify as a “limited payment” of an “in kind” benefit under Treas. Reg. Sect. 1.409A-1(b)(9)(v)(C) and (D).  Any portion of the continued medical, dental and accidental death and dismemberment coverage under this Section 5.1(b) that is subject to Section 409A is intended to qualify as a “reimbursement or in-kind benefit plan” under Treas. Reg. Sect. 1.409A-3(i)(1)(iv).  Benefits otherwise receivable by the Executive pursuant to this Section 5.1(b) shall be reduced to the extent benefits of the same type are received by or made available by a subsequent employer to the Executive during the twenty-four (24) month period following the Date of Termination (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.  Any such reimbursement under this Section 5.1(b) shall be made promptly in accordance with Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred.  In no event shall the amount that the Company pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.

(c)
Notwithstanding any provision to the contrary in any plan or agreement maintained by or through the Company pursuant to which the Executive has been granted restricted stock, stock options, stock appreciation rights or long-term performance awards, effective on the Date of Termination, (i) all service and performance based restrictions with respect to any then unvested restricted stock shall lapse, (ii) all stock appreciation rights and stock options shall be deemed fully vested and then canceled in exchange for a cash payment equal to the excess of the fair market value of the shares of Company stock subject to the stock appreciation right or stock option on the Date of Termination, over the exercise price(s) of such stock appreciation rights or stock options, and (iii) all unvested long-term performance awards (each, an “LTIP Award”) shall vest when such award would otherwise have vested and the actual amount that the Executive shall receive with respect to any such award will be determined by multiplying the amount the Executive would have received based upon actual performance for the entire period by a fraction, the numerator which is the number of days the Executive remained employed with the Company during such award’s performance period and the denominator of which is the total number of days during such award’s performance period.

(d)
If the Executive would have become entitled to benefits under the Company’s post-retirement health care plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of twenty-four (24) months after the Date of Termination, the Company shall provide such post-retirement health care benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in Section 5.1 (b) terminate.

(e)
The Company (i) shall establish an irrevocable grantor trust holding an amount of assets sufficient to pay all remaining premiums (which trust shall be required to pay such premiums), under any insurance policy maintained by the Company insuring the life of the Executive, that is in effect and (ii) shall transfer to the Executive any and all rights and incidents of ownership in such arrangements at no cost to the Executive.  Notwithstanding the foregoing, in no event shall the Company establish or fund any such rabbi trust in a manner or on terms that would result in the imposition of any tax, penalty or interest under Section 409A(b)(1) of the Code and in no event shall the Company be obligated to, nor shall it, fund any such rabbi trust “in connection with a change in the employer’s financial health” within the meaning of Section 409A(b)(2) of the Code.  In the event that one or more premiums become due and payable during the six-month period beginning on the Executive’s employment termination, the Company shall timely notify the Executive so that any such premium payment can be made by the Executive directly to the insurance carrier.  At the end of such six-month period, the Company shall reimburse the Executive for all such premiums paid by the Executive, with interest at the applicable federal rate under Section 1274 of the Code, determined as of the Date of Termination.

(f)
The Company shall provide the Executive with reimbursement for up to Thirty Thousand Dollars ($30,000) in the aggregate for outplacement services, relocation costs, or both provided however that reimbursement shall only be provided until the earlier of the first anniversary of the Date of Termination or the Executive’s first day of employment with a new employer.  It is intended that reimbursements under this Section 5.1(g) shall not constitute a “deferral of compensation” for purposes of Section 409A of the Code pursuant to Treas. Reg. Sect. 1.409A-1(a)(9)(v)(A) and (C).

5.2           Section 4999 Excise Tax.

The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code (the "Excise Tax"); provided, however, that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of employment (whether payable under the terms of the Agreement or any other plan, arrangement or agreement with the Company or an affiliate (collectively, the "Payments") that would constitute a "parachute payment" within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.  For purposes of this Section:

(a)          The "net after-tax benefit" shall mean (i) the Payments which the Executive receives or is then entitled to receive from the Company or its affiliates that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

(b)          All determinations under this Section will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to the Change in Control (the "280G Firm").  All fees and expenses of the 280G Firm shall be borne by the Company.  The Company will direct the 280G Firm to submit any determination it makes under this Section and detailed supporting calculations to the Executive and the Company as soon as reasonably practicable.

(c)           If the 280G Firm determines that one or more reductions are required under this Section, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive.  The 280G Firm shall make reductions required under this Section in a manner that maximizes the net after-tax amount payable to the Executive.

(d)          As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the "Overpayments"), or that additional amounts should be paid or distributed to the Executive (collectively, the "Underpayments").  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

(e)          The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section.

5.3           The Company also shall reimburse the Executive for legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement.  Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

5.4           The Company shall pay the cash amounts described in Section 5.1(a) and shall provide the benefits described in Section 5.1(f) to the Executive on the first business day after the date that is six months following the Date of Termination; provided, however, that the date of payment for cash payments described in Section 5.1 (c)(iii) shall be the later of (a) the date that such award is generally paid to other senior executives and (b) the date that is the first business day after the date that is six months after the Date of Termination. The cash amounts described in subsections (a) and (c)(iii) of Section 5.1 shall be paid with interest at the applicable federal rate under Section 1274 of the Code determined as of the Date of Termination.  In addition, to the extent that payment of the pro-rata portion of the annual bonus provided for in Section 4.1 is delayed until the date that it is the first business day after the date that is six months following the Date of Termination as described above, the pro-rata bonus payment shall be credited with interest at the short-term applicable federal rate under Section 1274 of the Code determined as of March 15th of the year following such termination from such March 15th to the date that payment is made to the Executive hereunder.  If payments are not made in the time frame required by this subsection, interest on the unpaid amounts will accrue at 120% of the rate provided in Section 1274(b)(2)(B) of the Code determined as of the first day following the time frame provided for herein until the date such payments are actually made.  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Consultant or other advisors (and any such opinions or advice which are in writing shall be attached to the statement).

5.5           Severance Payments In Lieu of Other Severance Benefits.

Severance Payments made under this Section 5 shall be in lieu of any severance benefit otherwise payable to the Executive.

6.   Termination Procedures and Compensation During Dispute.

6.1           Notice of Termination.  After a Change in Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

6.2           Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).  For purposes of determining the date on which to make the severance payments described under Section 5.4, a “Date of Termination” shall only occur upon the Executive’s “separation from service” within the meaning of Section 409A of the Code and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1).

6.3           Dispute Concerning Termination.  If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 6.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

6.4           Compensation During Dispute.  If a purported termination occurs following a Change in Control and the Date of Termination is extended in accordance with Section 6.3 of this Agreement, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 6.3 of this Agreement.  Amounts paid under this Section 6.4 are in addition to all other amounts due under this Agreement (other than those due under Section 4.1 of this Agreement) and shall not be offset against or reduce any other amounts due under this Agreement.  Notwithstanding anything to the contrary in Section 6.3 and 6.4, if the Company, after delivery of a Notice of Termination, promptly (and in any event within 30 days) determines that grounds existed prior to the delivery of the Notice of Termination to terminate the Executive’s employment for Cause after complying with the procedural requirements of this Agreement, the Company shall have the right to recover any payments that have been made to the Executive or on the Executive’s behalf under this Agreement including but not limited to offset against or reduction of any amounts due under this Agreement or otherwise.

7.   No Mitigation.  The Company agrees that under this Agreement, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 of this Agreement or Section 6.4 of this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement (other than as specifically provided in Section 5.1(b) of this Agreement) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.   Successors; Binding Agreement.

8.1           In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms.

8.2           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

9.   Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company: Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002 - Attention: Chief Executive Officer (Facsimile No.: (860) 243-7397), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.   Obligations after the Date of Termination.

(a)
Confidentiality.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, at any time following the Date of Termination, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b)
Non-Solicitation.  In the event that the Executive receives Severance Payments under Section 5 of this Agreement, the Executive agrees that for the two (2) year period following the Date of Termination, the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated).  For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 10(b).

(c)
Non-Competition.  The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, in the event that the Executive receives Severance Payments described in Section 5 of this Agreement, the Executive agrees that for a period of two (2) years following the Date of Termination, the Executive will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted.

(d)
Non-Disparagement.  Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 10(d).

(e)
Return of Company Property and Records.  The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

(f)
Cooperation.  The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation.  The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(g)
Assignment of Inventions.  The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to the business of the Company or any of its subsidiaries.  Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company.  All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company.  As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h)
Equitable Relief and Other Remedies.  The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i)
Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j)
Survival of Provisions.  The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.   Conditions.  Any payments or benefits made or provided pursuant to this Agreement are subject to the Executive’s:

(a)	compliance with the provisions of Section 10 hereof;

(b)
delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days of presentation thereof by the Company to the Executive (which presentation shall be made by the Company no later than two (2) business days following the Date of Termination); and

(c)	delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans with the General Release.

If the Executive fails to return an executed General Release to the Company within such 21-day period, or the Executive subsequently revokes such timely release, the Company shall not have any obligation to pay any amounts or benefits under Section 5 of this Agreement.  The Executive shall provide the General Release in the same manner as providing written notice to the Company under Section 9 above.

12.   Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the President of the Company or his designee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Connecticut without regard to its conflicts of law principles.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

13.   Validity; Counterparts.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.   Supersedes All Other Agreements. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party.

15.   Intentionally Omitted.

16.   Settlement of Disputes.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

17.   Arbitration.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18.   Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)
“Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 6.1 of this Agreement) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.  Notwithstanding the foregoing, Cause shall not include any act or omission of which the Audit Committee of the Board (or the full Board) has had actual knowledge of all material facts related thereto for at least 90 days without asserting that the act or omission constitutes Cause.

(e)	“Change in Control” for purposes of this Agreement shall mean any of the following events, provided that such an event is not also a Management Buyout:

(i)
any Person is or becomes the Beneficial Owner directly or indirectly, of securities of the Company representing thirty-five (35%) or more of the combined voting power of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company or a transaction described in clause (A) of paragraph (iii) below;

(ii)
during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, that any person becoming a director of the Company subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company and whose appointment or election was not approved by at least a majority of the directors of the Company in office immediately before any such contest;

(iii)
there is consummated a Merger of the Company with any other business entity, other than (A) a Merger which would result in the securities of the Company generally entitled to vote in the election of directors of the Company outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Merger, generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Exchange Act, or (B) a Merger effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities generally entitled to vote in the election of directors of the Company; or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Exchange Act.

Within five (5) days after a Change in Control has occurred, the Company shall deliver to the Executive a written statement memorializing the date that the Change in Control occurred.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

(g)
“Company” shall mean Kaman Corporation and, except in determining under Section 18(e) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets.

(h)	Intentionally Omitted.

(i)	“Date of Termination” shall have the meaning set forth in Section 6.2 of this Agreement.

(j)
“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)	“Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(m)	“Executive” shall mean the individual named in the preamble to this Agreement

(n)
“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control (if more than one Change in Control has occurred, any reference to a Change in Control in this subsection (n) shall refer to the most recent Change in Control), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi), or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)
the assignment to the Executive of any duties inconsistent with the Executive’s status as Senior Vice President and Chief Financial Officer of the Company or a substantial diminution in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(ii)	a reduction by the Company in the Executive’s annual Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time;

(iii)
the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control;

(iv)
the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(v)
the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation (including, but not limited to, the Kaman Corporation Compensation Administration Plan, Kaman Corporation Cash Bonus Plan, and Kaman Corporation 2003 Stock Incentive Plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation  therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(vi)
the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s life insurance, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide  the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control, provided, however, that this paragraph shall not be construed to require the Company to provide the Executive with a defined benefit pension plan if no such plan is provided to similarly situated executive officers of the Company or its Affiliates;

(vii)
any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.1 of  this Agreement; for purposes of this Agreement, no such purported termination shall be effective; or

(viii)
the failure of any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms prior to the effectiveness of any such succession.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

Notwithstanding anything to the contrary above, the Executive shall not have “Good Reason” to terminate employment due solely to one or more of the following events: (1) there is a diminution of the business of the Company or any of its subsidiaries, including, without limitation, a sale or other transfer of property or other assets of the Company or its subsidiaries, or a reduction in the Executive’s business unit’s head count or budget, or (2) a suspension of the Executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave due to a reasonable belief by the Board that the Executive has engaged in conduct that would give adequate grounds to terminate the Executive’s employment for Cause.

(o)	Intentionally Omitted.

(p)
“Management Buyout” means any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) if, in connection with the Transaction, the Executive, members of the Executive’s immediate family, and/or the “Executive’s Affiliates” (as defined below) participate, directly or beneficially, as an equity investor in, or have the option or right to acquire, whether or not vested, equity interests of, the acquiring entity or any of its Affiliates (the “Acquiror”) having a percentage interest therein greater than 1%.  For purposes of the preceding sentence, a party shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the party of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other employees of the Company at a comparable level as such party immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, or (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of the Company or (iii) the party’s interests in any tax-qualified defined benefit or defined contribution pension or retirement plan in which such party or any family member is a participant or beneficiary.  The “Executive’s Affiliates” at any time consist of any entity in which the Executive and/or members of the Executive’s immediate family then own, directly or beneficially, or have the option or right to acquire, whether or not vested, greater than 10% of such entity’s equity interests, and all then current directors and executive officers of the Company who are members of any group, that also includes the Executive, a member of the Executive’s immediate family and/or any such entity, in which the members have agreed to act together for the purpose of participating in the Transaction.  The Executive’s immediate family consists of the Executive’s spouse, parents, children and grandchildren.

(q)	“Merger” means a merger, share exchange, consolidation or similar business combination under applicable law.

(r)	“Notice of Termination” shall have the meaning set forth in Section 6.1 of this Agreement.

(s)	“Payments” shall have the meaning set forth in Section 5.1 of this Agreement.

(t)
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its direct or indirect Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to the Company.

(u)	“Subsidiary” shall mean any corporation within the meaning of Section 424(f) of the Code.

(v)	“Term” shall mean the period of time described in Section 2 of this Agreement.

19.           Payment of Compensation.  The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.  References to paying an annual bonus at the same time as paid to other senior executives shall mean that the payment date is to be determined under the terms of the Company’s annual bonus plan or program then in effect.

IN WITNESS WHEREOF, the parties have executed this agreement.

Kaman Corporation

/s/ Neal J. Keating		6/7/13
By:	Neal J. Keating	Date
Its:	President and Chief Executive Officer

Executive

/s/ Robert D. Starr		6/6/13
Robert D. Starr		Date

APPENDIX A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Robert D. Starr (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as  “Employee”) agree:

1.           Last Day of Employment.  Executive’s last day of employment with Employer is ______________.  In addition, effective as of DATE, Executive resigns from the Executive’s positions as Senior Vice President and Chief Financial Officer and will not be eligible for any benefits or compensation after ________ other than as specifically provided under the Change in Control Agreement between Employer and Executive effective as of DATE (the “Change in Control Agreement”).  Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose.  In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer.  These resignations will become irrevocable as set forth in Section 3 below.

2.           Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 11 of the Change in Control Agreement.

3.           Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Employer’s Chief Executive Officer, or his/her designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention: Chief Executive Officer, and postmarked within seven (7) calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.           General Release of Claim.  Subject to the full satisfaction by the Employer of its obligations under the Change in Control Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

-           Title VII of the Civil Rights Act of 1964, as amended;

-           The Civil Rights Act of 1991;

-           Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

-           The Employee Retirement Income Security Act of 1974, as amended;

-           The Immigration Reform and Control Act, as amended;

-           The Americans with Disabilities Act of 1990, as amended;

-           The Age Discrimination in Employment Act of 1967, as amended;

-           The Older Workers Benefit Protection Act of 1990;

-           The Worker Adjustment and Retraining Notification Act, as amended;

-           The Occupational Safety and Health Act, as amended;

-           The Family and Medical Leave Act of 1993;

-	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

-	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

-	Any public policy, contract, tort, or common law; or

-	Any allegation for costs, fees, or other expenses including attorneys fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Employee’s rights under the provisions of the Change in Control Agreement which are intended to survive termination of employment; or (iii) Employee’s rights as a stockholder.

5.           No Claims Permitted.  Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.

6.           Affirmations.  Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum.  Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided under the Change in Control Agreement.  Employee also affirms Executive has no known workplace injuries.

7.           Cooperation; Return of Property.  In accordance with Section 10(f) of the Change in Control Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer.  The Employee represents the Executive has complied with Section 10(e) of the Change in Control Agreement regarding the return of Employer property and records.

8.           Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions.  In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.           No Admission of Wrongdoing.  Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.           Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Change in Control Agreement which are intended to survive termination of the Change in Control Agreement, including but not limited to those contained in Section 10 thereof, shall survive and continue in full force and effect.  Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE CHANGE IN CONTROL AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN CORPORATION

By:

Name:

Title:

Date:

Robert D. Starr

Date: